CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for the Oak Ridge Global Resources & Infrastructure Fund, a series of Investment Managers Series Trust, and to the use of our report dated January 29, 2016 on the financial statements and financial highlights of the Capital Innovations Global Agri, Timber, Infrastructure Fund. Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders which are also incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 26, 2017